Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-81982) and Form S-8 (Nos. 33-72656 and 33-74616) of our report dated February 1, 2002 relating to the financial statements, which appears in the 2001 Annual Report to Shareholders of Aetrium Incorporated, which is included in this Annual Report on Form 10-K for the year ended December 31, 2001. We also consent to incorporation by reference of our report dated February 1, 2002 relating to the financial statement schedule, which appears in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Minneapolis, Minnesota
March 27, 2002